Exhibit 23.1

W.T. Uniack & Co. CPA’s, P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Silver Falcon Mining, Inc. on Form 10 as amended and our report dated August 06, 2009 with respect to our audits of the financial statements of Silver Falcon Mining, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co. CPA’s, P.C.

Alpharetta, Georgia

December 1, 2009